Exhibit 10.3

Share Pledge Agreement

This Share Pledge Agreement (hereinafter, the “Agreement”), is entered into this 3rd day of March, 2020, by and between DASAN Networks, Inc. (hereinafter, the “Pledgee”), DASAN Network Solutions, Inc. (a company incorporated in accordance with the laws of the State of California, hereinafter the “Pledgor”), and DASAN Network Solutions, Inc. (a company incorporated in accordance with the laws of Republic of Korea, hereinafter, the “Debtor”)

RECITALS

The Loan Agreement (hereinafter, the “Loan Agreement”), dated as of the 3rd day of March , 2020, was entered into by and between the Pledgee and the Debtor as security for payment of the Debtor’s indebtedness under the Loan Agreement, and the Pledgee and the Pledgor hereby agree as follows:

1. Definition

As used in the Agreement, the following terms have the meanings specified below, whereas other terms have the same meaning used in the Loan Agreement unless stated otherwise:

“Secured Obligations” means any and all obligations, liabilities and indebtedness of the Debtor to the Pledgee now or hereafter existing under the Loan Agreement.

2. Pledge and Requirements to Assert

(1) The Pledgor hereby approves the Loan Agreement and each provision thereof, and in order to secure the Secured Obligations, pledges and grants a security interest in, assigns, transfers and delivers unto the Pledgee and assigns its shares , the details of which are specified in Appendix I hereto (hereinafter, the “Collateral”), of which the Pledgor is the owner. This Agreement will create a valid first priority lien on and a first priority perfected security interest in the Collateral pledged by the Pledgor, and the proceeds thereof, securing the payment of the Secured Obligations (the maximum amount of the Secured Obligations to be secured by the pledge shall be 43,300,000,000 KRW);

provided, that this Agreement will take effect from the date that the pledge currently existing on the Collateral as of the date of this Agreement is released.

(2) In relation to the pledge of the Collateral, at the request of the Pledgee, the Pledgor must follow the legal procedures for “registered pledge of shares” in accordance with the Korean Commercial Act (request the stock issuing company to enter the name and address of the Pledgee in the register of shareholders and to enter the Pledgee’s name in the share certificate, and deliver such share certificate to the Pledgee ) and deliver all related documents to the Pledgee.

(3) The Debtor, as the stock issuing company of the Collateral, hereby approve the pledge pursuant to the Agreement and agrees to submit the copy of the register of shareholders recording the pledge of the Collateral to the Pledgee without any delay after the execution of the Agreement.

3. Rights and Remedies of the Pledgee Upon and After Default.

(1) When the Debtor must perform the Secured Obligations due to its maturity or acceleration, the Pledgee may execute the enforcement of the pledge, in accordance with Korean Civil Execution Act.

(2) When the Pledgee executes the enforcement of the pledge following the above section (1), the Pledgee shall be entitled to sell the Collateral by means, time, price deemed normally proper, to discharge the Secured Obligations after deducting all costs, fees and expenses, or shall be entitled to acquire the ownership of the Collateral by means, time, price deemed normally proper, by way of either partial or full satisfaction of his claim. In latter case, the Pledgee shall notify the Pledgor immediately of the acquiring the ownership of the Collateral.

4. Miscellaneous

(1) The Debtor shall bear all expenses in relation to the pledge pursuant to the Agreement, all expenses incurred by the Pledgee in connection with the exercise, protection or enforcement of the Pledgee’s rights and remedies, and all the expenses deemed similar to the abovementioned expenses.

(2) Other security or guaranty by either the Debtor or the Pledgor, shall not be affected by the Agreement. Any future security or guaranty by either the Debtor or the Pledgor will also not be affected by the Agreement.

(3) The Agreement shall be governed as to validity, interpretation, effect and in all other respects by the laws of Republic of Korea. The parties hereto agree that Seoul Central District Court in Seoul, Korea shall have exclusive jurisdiction as the competent court of the first instance to hear, settle, and/or determine any disputes, controversies, or differences which may arise between the parties out of or in relation to or in connection with the Agreement.

(4) If any provision of the Agreement and/or the documents related to it is held invalid, illegal, or unenforceable, the validity, the legality, and the enforceability of the remainder of the Agreement will not be affected.

(5) If the Agreement is drawn in both English and Korean, the Korean version shall prevail the other.

IN WITNESS WHEREOF, the parties have executed and signed the Agreement, in three originals for each to keep, on this 3rd day of March, 2020.

Pledgee	DASAN NETWORKS, INC. Daewang Pangyo-ro 644 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea

/s/ Min Woo Nam

Name : Min Woo Nam
Title : Representative Director

PledgorDASAN SOLUTIONS, INC.
7195 Oakport Street, Oakland, California 94621, USA

/s/ Il Yung Kim

Name: Il Yung Kim
               Title: Representative Director

Debtor	DASAN NETWORK SOLUTIONS, INC. Daewang Pangyo-ro 644 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea

/s/ Deuk Yeon Won

Name : Deuk Yeon Won
Title : Representative Director

Appendix I

Pledged Shares

Issuing Company	DASAN NETWORK SOLUTIONS, INC.
Class of Shares	Common Share
Value per Share	500 KRW
Total Number of Shares	10,000,000 Shares